Exhibit 107

Calculation of Filing Fee Tables(1)

Form 424B2

(Form Type)

台灣積體電路製造股份有限公司	TSMC Arizona Corporation
(Exact Name of Registrant as Specified in its Charter)	(Exact Name of Registrant as Specified in its Charter)

Taiwan Semiconductor Manufacturing Company Limited	Not Applicable
(Translation of Registrant’s Name into English)	(Translation of Registrant’s Name into English)

Table 1. Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Debt	3.875% Notes due 2027	457(o) and 457(r)	US$1,000,000,000	99.829%	US$998,290,000	0.0000927	US$92,541.48
Fees to Be Paid	Debt	4.125% Notes due 2029	457(o) and 457(r)	US$500,000,000	99.843%	US$499,215,000	0.0000927	US$46,277.23
Fees to Be Paid	Debt	4.250% Notes due 2032	457(o) and 457(r)	US$1,000,000,000	99.742%	US$997,420,000	0.0000927	US$92,460.83
Fees to Be Paid	Debt	4.500% Notes due 2052	457(o) and 457(r)	US$1,000,000,000	99.771%	US$997,710,000	0.0000927	US$92,487.72
Fees to Be Paid	Debt	Guarantees of 3.875% Notes due 2027(2)	457(n)	—	—	—	—	—
Fees to Be Paid	Debt	Guarantees of 4.125% Notes due 2029(2)	457(n)	—	—	—	—	—
Fees to Be Paid	Debt	Guarantees of 4.250% Notes due 2032(2)	457(n)	—	—	—	—	—
Fees to Be Paid	Debt	Guarantees of 4.500% Notes due 2052(2)	457(n)	—	—	—	—	—
		Total Offering Amounts				US$3,492,635,000		US$323,767.26
		Total Fees Previously Paid						—
		Total Fee Offsets						—
		Net Fee Due						US$323,767.26

(1)	The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering.
(2)	Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate registration fee is payable with respect to any such guarantees.